SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2007 (January 19, 2007)

TORCHMARK CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-8052	63-0780404
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer ID No.)

3700 South Stonebridge Drive, McKinney, Texas 75070

(Address of principal executive offices)

Registrant’s telephone number, including area code: (972) 569-4000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Index of Exhibits page 2.

Total number of pages in this report is 18.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)(1) On January 19, 2007, the Compensation Committee of the Board of Directors of Torchmark Corporation determined those executive officers who will participate in the Torchmark Corporation Annual Management Incentive Plan (the Section 162(m) Plan) for 2007. The executive officers who will participate in 2007 are Mark S. McAndrew, Gary L. Coleman, Larry M. Hutchison, Rosemary J. Montgomery, and Vern D. Herbel. The Compensation Committee also established the maximum bonus pool for 2007 for the executives participating in the Section 162 (m) Plan at 1% of Torchmark’s 2007 pre-tax operating income. The Committee fixed the maximum percentage of such 2007 bonus pool that could be received by the participants in accordance with the terms of the Section 162 (m) Plan. The Committee used growth in net operating income per share from December 31, 2006 to December 31, 2007 as the applicable performance criteria for the participants. The Committee fixed a threshold level of growth in net operating income per share that must be met before any bonuses can be paid to the participants; if the threshold is not met, no bonuses will be paid. If the threshold is achieved, the participants will be eligible for bonuses equal to their maximum percentages of the bonus pool, subject to the Compensation Committee’s discretion regarding any reduction in bonus.

(e)(2) Pursuant to directed authority from the Board of Directors of Torchmark Corporation, on January 19, 2007, the Compensation Committee approved the Torchmark Corporation Supplemental Executive Retirement Plan (SERP). The SERP will provide a retirement benefit to participating executives to supplement the benefits provided under the Company’s qualified pension plan and, in some cases, for certain participants under an affiliated company’s retirement plan or plans because of the annual compensation limits and/or annual benefit limits on qualified retirement plans. Executives participating in the SERP are selected and periodically reviewed by the Compensation Committee, with 38 executives, including the Chief Executive Officer, Chief Financial Officer, and the other named executives for purposes of Item 402 of Regulation S-K, initially chosen to participate. Under the SERP, an eligible participant with at least 10 years of service with the Company or its subsidiaries, who retires at or after age 55, will receive a supplemental benefit equal to the difference between (i) the qualified retirement plan benefit at age 65 calculated under the Torchmark Corporation Pension Plan formula without applying the annual compensation or annual benefit limits, subject to a $1 million cap on final average compensation and, if the participant is under age 65 at retirement, a early retirement reduction of the above-calculated benefit determined by multiplying the benefit by a factor ranging from 15% at age 55 to 98% at age 64; and (ii) subtracting the benefit payable under the Pension Plan at the retirement date calculated using the annual compensation and benefit limits and applying the early retirement reduction factors contained in the Pension Plan.

Participants retiring prior to age 55 are not eligible for any SERP benefit. Benefits paid under the SERP will be paid in lieu of any benefits that the executive may have been entitled to receive under the prior Supplemental Retirement Plan which was frozen in 1994, unless the prior plan provides a greater benefit.

SERP benefits will be paid in the form of a monthly single life annuity with certain optional benefit forms available for election by participants. Death and disability benefits will also be available to participating executives who attain age 55.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Page
(10.1) Torchmark Corporation Supplemental Executive Retirement Plan	4

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORCHMARK CORPORATION

Date: January 25, 2007	/s/ Carol A. McCoy
Carol A. McCoy,
Vice President, Associate Counsel and Secretary